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                                 EXHIBIT TO S-4
                             REGISTRATION STATEMENT
                                  EXHIBIT 99.B



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                         UNITED FINANCIAL BANCORP, INC.

                                619 Main Street
                           Vincennes, Indiana  47591
                                 (812) 882-9310


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To be Held on _______, 1995


         Notice is hereby given that the Special Meeting of Stockholders (the "Meeting") of United Financial Bancorp, Inc. ("United" or the "Company") will be held at Beckes Student Union on the campus of Vincennes University, North Second Street, Vincennes, Indiana on ______, 1995 at [10:00 A.M.].

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

                 1. A proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), as of December 28, 1994, by and between United and National City Bancshares, Inc. ("NCBE"), a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A. As more fully described in the Proxy Statement-Prospectus, the Merger Agreement provides for the Merger of United with and into NCBE, with NCBE surviving the transaction. Pursuant to the Merger Agreement and subject to certain exceptions, all of the outstanding shares of United Common Stock will be converted into shares of NCBE Common Stock in accordance with the Exchange Ratio as defined in the Merger Agreement.

                 2. Such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposal at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on _______, 1995 are the stockholders entitled to vote at the Meeting, and any adjournments thereof. A complete list of stockholders entitled to vote at the Meeting will be available at the main office of the Company during the ten days prior to the Meeting, as well as at the Meeting.

         You are requested to complete and sign the enclosed Form of Proxy which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote at the Meeting in person.

                                         By Order of the Board of Directors



                                         Janice L. Beesley, President, Chief
                                            Executive Officer and Director

Vincennes, Indiana
__________, 1995

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IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
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